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Exhibit 15

Board of Directors and Stockholders
Aon Corporation

        We are aware of the incorporation by reference in the Registration Statements of Aon Corporation ("Aon") described in the following table of our report dated April 29, 2002, except for Note 2 as of which the date is August 14, 2002, relating to the unaudited condensed consolidated interim financial statements (as restated) of Aon Corporation that are included in its Form 10-Q/A for the quarter ended March 31, 2002:

Registration Statement
Purpose
Form	Number
S-8	33-27984	Pertaining to Aon's savings plan
S-8	33-42575	Pertaining to Aon's stock award plan and stock option plan
S-8	33-59037	Pertaining to Aon's stock award plan and stock option plan
S-4	333-21237	Offer to exchange Capital Securities of Aon Capital A
S-3	333-50607	Pertaining to the registration of 369,000 shares of common stock
S-8	333-55773	Pertaining to Aon's stock award plan, stock option plan and employee stock purchase plan
S-3	333-78723	Pertaining to the registration of debt securities, preferred stock and common stock
S-3	333-49300	Pertaining to the registration of 3,864,824 shares of common stock
S-4	333-57706	Pertaining to the registration of a proposed issuance of up to 3,852,184 shares of common stock to the stockholders of ASI Solutions, Inc.
S-3	333-65624	Pertaining to the registration of 2,000,000 shares of common stock
S-3	333-74364	Pertaining to the registration of debt securities, preferred stock, common stock, share purchase contracts, and share purchase units

        Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                      ERNST & YOUNG LLP

Chicago, Illinois
September 20, 2002

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  Exhibit 15